Exhibit 10.21

NIELSENIQ

U.S. SENIOR EXECUTIVE SEVERANCE POLICY

This NielsenIQ U.S. Senior Executive Severance Policy (this “Policy”), effective as of November 20, 2024 (the “Effective Date”), provides eligible employees of the Company Group the opportunity to receive severance benefits following a qualifying termination of employment. This Policy supersedes and replaces any preceding policy, plan, agreement or understanding adopted by or entered into by Nielsen Consumer LLC (the “Company”) or any other member of the Company Group relating to severance benefits for each individual covered by this Policy. This document constitutes both the formal plan document and a summary of the Policy, called a Summary Plan Description or “SPD”. Capitalized terms that are not defined within this Policy have the meanings ascribed to them in Appendix A.

1.	ELIGIBLE EMPLOYEES.

(a)

The benefits under this Policy are limited to employees of a member of the Company Group who (a) are primarily employed in the United States and (b) are senior executives classified in job level 13 or above.

(b)

An employee who meets the requirements to be eligible for benefits under this Policy and has had a Qualifying Termination on or after the Effective Date shall be considered a “Participant” for purposes hereof. In the event an employee no longer meets the requirements set forth herein, that employee shall not be eligible to become a Participant and receive benefits under this Policy.

2.

SEVERANCE PAYMENTS AND BENEFITS. In the event of a Participant’s Qualifying Termination on or after the Effective Date, the Participant will be eligible to receive the following payments and benefits, subject to the Participant executing and not revoking the Release and ongoing compliance with any Restrictive Covenants, as further described below.

(a)

Prior Year Bonus: The Participant will be paid any earned, but unpaid annual bonus for any fiscal year preceding the fiscal year of the date of the Participant’s Qualifying Termination (the “Prior Year Bonus”). The Prior Year Bonus, if any, will be paid in cash in a single lump-sum on the date on which annual bonuses for the applicable fiscal year are paid to other similarly situated executives of the Company.

(b)

Pro Rata Bonus: The Participant will be paid a pro rata annual bonus for the fiscal year in which the date of the Participant’s Qualifying Termination occurs based on the Company’s actual performance for such fiscal year and pro-rated based on the number of days the Participant was employed by a member of the Company Group during the applicable fiscal year (the “Pro Rata Bonus”). The Pro Rata Bonus, if any, will be paid in cash in a single lump-sum on the date on which annual bonuses for the applicable fiscal year are paid to other similarly situated executives of the Company.

(c)

Severance Payments: The Participant will be paid an amount equal to the Base Pay, which amount shall be paid in substantially equal installments over the Severance Period (collectively, the “Severance Payments”). The Severance Payments will be paid in cash in accordance with the applicable member of the Company Group’s regular payroll practices beginning with the first regular payroll date following the Release Effective Date (as defined below).

(d)

Benefits Continuation Coverage: If the Participant was enrolled in the Company’s group medical, dental and vision plans as of immediately prior to the Participant’s Qualifying Termination and the Participant timely elects and makes payments for COBRA Continuation Coverage, the Participant’s cost to continue medical, dental and/or vision coverage under COBRA for the Participant and the Participant’s qualified dependents will be equal to the cost of an active employee’s premium contributions to participate in the applicable plan(s) until the earliest of (a) the end of the Severance Period, (b) the date upon which COBRA Continuation Coverage otherwise terminates (including, without limitation, when the Participant becomes eligible to participate in any other group health plan), and (c) the date on which the Participant ceases to be eligible for COBRA Continuation Coverage for any reason (the “Benefits Continuation Coverage”), after which point, should the Participant continue to receive COBRA Continuation Coverage, the Participant’s cost to continue participating the applicable plan(s) will be the full COBRA premium cost for such plan(s).

(e)

Outplacement Assistance: The Participant will be eligible for outplacement assistance and support services for one year following the date of the Participant’s Qualifying Termination, in accordance with the Company’s policy in effect on the date of the Participant’s Qualifying Termination (the “Outplacement Assistance,” and together with any Prior Year Bonus, any Pro Rata Bonus, the Severance Payments and the Benefits Continuation Coverage, the “Severance Benefits”).

3.

RELEASE OF CLAIMS. Payment of the Severance Benefits will be subject to the Participant executing a Release, which becomes irrevocable at the time specified in the Release (the “Release Effective Date”), but in no event later than sixty (60) days following the date of the Participant’s termination of employment. Any cash severance benefits described in this Policy that would otherwise be payable or provided prior to the Release Effective Date will be paid in arrears on the first regularly scheduled payroll date of the applicable member of the Company Group that follows such Release Effective Date by at least five (5) business days.

4.

COMPLIANCE WITH RESTRICTIVE COVENANTS. The Participant’s right to receive and retain the Severance Benefits provided for under this Policy are conditioned on the Participant’s compliance with any agreement between the Participant and any member of the Company Group that includes non-competition, non-solicitation and/or confidentiality restrictions (the “Restrictive Covenants”). The Severance Benefits payable under this Policy shall be subject to forfeiture, clawback, and/or recoupment by the Company automatically upon the Participant’s breach of any Restrictive Covenants.

5.	CERTAIN TAX MATTERS.

(a)

Withholding: Each member of the Company Group will have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company Group to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(b)

Section 409A: It is intended that payments and benefits under this Policy be exempt from, or comply with, the provisions of Section 409A of the Code (“Section 409A”) and this Policy shall be interpreted and administered accordingly. To the extent required to comply with or be exempt from Section 409A, a Participant will not be considered to have terminated employment with a member of the Company Group for purposes of this Policy, and no payment will be due under this Policy, until the Participant has incurred a

“separation from service” from the Company Group within the meaning of Section 409A (after giving effect to the presumptions set forth therein). If a Participant is determined to be a “specified employee” at the time of the Participant’s separation from service then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of the amounts payable under this Policy will be delayed until the earlier of (i) the date that is six months and one day following the Participant’s separation from service or (ii) the Participant’s death. Each amount paid pursuant to this Policy shall be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Policy shall be treated as the right to a series of separate payments. To the extent required by Section 409A, if the period available to execute (and not revoke) the Release spans two calendar years, any payments or benefits provided to the Participant under this Policy will be paid in the second calendar year. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to a Participant under this Policy shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Participant) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. Notwithstanding the foregoing or anything to the contrary in this Policy, no member of the Company Group will be liable to a Participant by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments under this Policy, including by reason of the failure of this Policy to satisfy the applicable requirements of Section 409A in form or in operation.

6.	PLAN ADMINISTRATION.

(a)

This Policy shall be interpreted, administered, and operated by the Committee, which may delegate any of its duties and powers under this Policy to such individuals or entities from time to time as it may designate. The Committee has sole discretion and authority to interpret and make determinations and decisions with respect to this Policy, including the authority to interpret its provisions and construe all of its terms (and the authority to resolve any ambiguities under this Policy), to authorize the payment of benefits, to establish and enforce such rules and regulations as it shall deem proper, necessary or desirable for the efficient administration of this Policy, to determine eligibility for benefits under this Policy, and to determine the entitlement to and amount of Severance Benefits that shall be payable to any person in accordance with the provisions of this Policy.

(b)

The Committee is authorized, on behalf of this Policy, to engage accountants, legal counsel, and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Policy.

(c)

The Committee shall utilize the records of the Company Group with respect to a Participant’s service with the Company, employment history, Base Pay, absences, illnesses, and all other relevant matters, and such records shall be conclusive for all purposes under this Policy. Whenever this Policy refers to a number of days, such number shall refer to calendar days unless business days are specified.

(d)

Any decision of the Committee in the interpretation and administration of this Policy, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and any of their beneficiaries or successors).

7.	CLAIMS PROCEDURES. The procedures for submitting any claim for benefits under this Policy are set forth on Appendix B.

8.	NO DUPLICATION OF BENEFITS.

(a)

No Participant shall be eligible to receive any other severance payments or severance benefits under any other severance plan, policy, or program of any member of the Company Group, or pursuant to the terms of any employment or other agreement with any member of the Company Group, as may be in effect from time to time except to the extent that a written employment agreement expressly incorporates by reference any severance payments or severance benefits under this Policy and in no event shall there be a duplication of severance payments or severance benefits pursuant to any such agreement and this Policy. Any severance payments or severance benefits payable to a Participant under this Policy shall be in lieu of any severance payments or severance benefits to which such Participant may otherwise have been entitled to pursuant to any other severance plan, policy, or program of any member of the Company Group, or pursuant to the terms of any employment or other agreement with any member of the Company Group except to the extent that a written employment agreement expressly incorporates by reference severance payments or severance benefits under this Policy and in no event shall there be a duplication of severance payments or severance benefits pursuant to any such agreement and this Policy.

(b)

The Company will reduce any Severance Benefits payable to a Participant under this Policy by any severance payments or severance benefits to which the Participant is entitled by operation of a law or government regulations.

9.	ACKNOWLEDGEMENTS.

(a)

Amendment and Termination: This Policy, including any exhibits or appendices attached hereto, may be amended or terminated, and any provision thereof may be modified or waived, for one or more Participants at any time by the Committee in its sole discretion, in any case, so long as such amendment, termination or modification does not affect any benefits to which a Participant is entitled pursuant to a termination of employment or resignation occurring prior to the date such amendment, termination, or modification becomes effective. This Policy does not represent a commitment by any member of the Company Group to provide Severance Benefits at any point in the future.

(b)	Unfunded Plan: This Policy is unfunded, and payments and benefits provided hereunder are payable from the general assets of the Company.

(c)

ERISA: It is intended that this Policy be a top hat “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that is maintained for a select group of management or highly compensated employees, and this Policy shall be administered in a manner consistent with such intent.

(d)

Clawback/Forfeiture: Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to this Policy above shall be conditioned upon and subject to any policy adopted by any member of the Company Group regarding the clawback or forfeiture of employee compensation applicable to the Participant.

(e)

Governing Law: This Policy and all rights hereunder shall be governed, construed, and interpreted in accordance with ERISA and, to the extent not preempted by federal law, the laws of the State of Illinois.

(f)

No Right to Employment: Nothing contained in this Policy or any documents relating to this Policy shall (a) confer upon any Participant any right to continue as a Participant or in the employ or service of any member of the Company Group; (b) constitute any contract or agreement of employment; or (c) interfere in any way with any “at-will” nature (if applicable) of the Participant’s employment with the Company Group.

(g)

Successors: Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company shall assume this Policy and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.

(h)

Assignment: Except as otherwise provided herein or by law, no right or interest of any Participant under this Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Policy shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Policy to a Participant who is unable to care for the Participant’s affairs, payment may be made directly to the Participant’s legal guardian or personal representative. Notwithstanding the foregoing, if a Participant dies while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to the executors, personal representatives or administrators of the Participant’s estate.

ADMINISTRATIVE INFORMATION

Plan name:	NielsenIQ U.S. Senior Executive Severance Policy

Name, address and telephone number of the Plan sponsor:	Nielsen Consumer LLC 200 West Jackson Boulevard Chicago, IL 60606 Tel No. (312) 383-6768

EIN of the Plan sponsor:	84-4843738

Plan number:	503

Plan administrator:	Chief Human Resources Officer

Name, business address and business telephone number of the Plan administrator:	Chief Human Resources Officer Nielsen Consumer LLC 200 West Jackson Boulevard Chicago, IL 60606 Tel No. (312) 383-6768

Plan year:	The Plan year is the calendar year.

Type of plan:	The Plan is an employee welfare plan maintained for the purpose of providing severance benefits.

Agent for service of process:	The agent for service of legal process is the Chief Legal Officer of Nielsen Consumer LLC, who may be contacted at the Company’s address provided above. Service may also be made on the Plan administrator at the address provided above.

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series), if applicable, and updated summary plan description. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan administrator, you can contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or visiting the Employee Benefits Security Administration’s web site at http://www.dol.gov/ebsa.

APPENDIX A

For purposes of this Policy, the following terms will have the following meanings:

“Base Pay” means, as to any Participant, the amount the Participant is entitled to receive as annual base salary or wages, as applicable, in each case without reduction for any pre-tax contributions to benefit plans. Base Pay does not include bonuses, incentives, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, stock grants or any other equity-based awards.

“Cause” has the meaning ascribed to such term in a Participant’s written employment agreement with a member of the Company Group for so long as such agreement is in effect or, if a Participant has no written employment agreement that is in effect with a member of the Company Group that contains a definition of “Cause,” “Cause” means any of the following with respect to a Participant: (i) the Participant’s willful misconduct with regard to any member of the Company Group, including, but not limited to, willful violation of the Company Group member’s policies that are applicable to the Participant or unauthorized use or abuse of the Company Group member’s resources for personal or family benefit; (ii) the Participant’s gross negligence that results in material reputational or financial harm to any member of the Company Group; (iii) the Participant’s commission of or entry into a plea of guilty or nolo contendere to, a felony, a misdemeanor involving moral turpitude or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iv) the Participant’s conduct involving the use of illegal drugs in the workplace; (v) the Participant’s continued failure to substantially perform the Participant’s designated duties or to follow a lawful and authorized directive of the Participant’s supervisor within ten (10) days after receiving written notice from such supervisor of the Participant’s failure to follow such directive; or (vi) the Participant’s breach of any agreement with a member of the Company Group that continues beyond ten (10) business days after written demand for substantial performance is sent to the Participant by the applicable member of the Company Group (to the extent that, in the reasonable judgment of the Company, such breach can be cured by the Participant).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Continuation Coverage” means continued coverage under the Company Group’s group medical, dental, and vision plans pursuant to COBRA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Benefits Committee of Nielsen Consumer LLC.

“Company Group” means (i) Nielsen Consumer Inc. (or any successor company), (ii) each direct or indirect subsidiary of Nielsen Consumer Inc. that is a member of its controlled group within the meaning of Section 414(b) of the Code, and (iii) each other direct or indirect subsidiary of Nielsen Consumer Inc. designated by the Committee as an entity eligible to participate in this Policy.

“Disability” means, with respect to any Participant, “permanent disability” as determined under the Company’s governing long-term disability plan or, if no such plan exists or applies, such term will mean a determination that a person is “totally disabled” by the Social Security Administration.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” the meaning ascribed to such term in a Participant’s written employment agreement with a member of the Company Group for so long as such written agreement is in effect or, if a Participant has no written employment agreement that is in effect with a member of the Company Group that contains a definition of Good Reason, “Good Reason” means, with respect to any Participant, the occurrence of any one or more of the following events without the Participant’s prior written consent: (i) a reduction of the Participant’s Base Pay by greater than 10% as compared to the Base Pay amount immediately prior to such reduction, other than in connection with a general or across-the-board reduction of the base salaries of similarly situated employees; (ii) a material diminution of the Participant’s authority, duties or responsibilities; or (iii) a change in the Participant’s principal place of work to a location greater than 50 miles from the Participant’s principal place of work immediately prior to such a change; provided, that such change in location also materially increases the distance of Participant’s commute.

Notwithstanding the foregoing, a Participant shall not have Good Reason for termination unless the Company receives, from such Participant, written notice of termination for Good Reason within sixty (60) days after the event giving rise to Good Reason occurs, specifying in reasonable detail the event(s) alleged to constitute Good Reason, and the Company does not correct such event(s) within thirty (30) days after the date on which the Company receives such written notice of termination.

“Qualifying Termination” means a termination of a Participant’s employment with the Company Group by a member of the Company Group without Cause (other than due to death or Disability) or a resignation by a Participant for Good Reason. For the avoidance of doubt, a Qualifying Termination shall not include any of the following (i) a termination of a Participant’s employment by any member of the Company Group for Cause; (ii) a termination of a Participant’s employment on account of the Participant’s death or Disability; (iii) a Participant’s voluntary termination of employment for any reason other than for Good Reason; (iv) a transfer of a Participant’s employment, for any reason, between any members of the Company Group; (iv) a Participant’s termination of employment with any member of the Company Group after the Participant is offered and has refused a “comparable position” (defined below) with any member of the Company Group; (v) a Participant’s termination of employment in connection with any merger, acquisition, sale or other disposition of the stock or assets of any member of the Company Group, if such Participant is offered or provided a “comparable position” (defined below) with a successor entity (including the purchaser or any subsidiary or affiliate of the purchaser), whether or not such position is accepted by the Participant; or (vi) any instance where a Participant is employed by a member of the Company Group and such entity ceases to be a member of the Company Group in connection with any merger, acquisition, sale or other disposition of such entity. A position shall be deemed to be a “comparable position” for purposes of clauses (iv) and (v) above if it (x) provides for a position with a comparable level of duties and authorities and Base Salary and target annual bonus to those of the Participant immediately prior to such termination and (y) does not increase the distance between the Participant’s principal business location and the Participant’s place of residence at such time by more than 50 miles.

“Release” means a general release in favor of the Company Group and its respective officers in a form that the Company provides to the Participant in connection with the Qualifying Termination.

“Severance Period” means the twelve (12)-month period following the date of the Participant’s Qualifying Termination.

APPENDIX B

CLAIMS, INQUIRIES AND APPEALS.

(a) Claims for Benefits and Inquiries. Any claim for benefits, request for review, inquiries about this Policy or inquiries about present or future rights under this Policy must be submitted to the Chief Human Resources Officer (the “Claims Manager”) in writing by a Participant (or the Participant’s authorized representative) at the following address:

Nielsen Consumer LLC

200 West Jackson Boulevard, Suite 2400

Chicago, IL 60606

Attn: Chief Human Resources Officer

(b) Denial of Claims. In the event that any claim for benefits is denied in whole or in part, the Claims Manager must provide the claimant with written or electronic notice of the denial of the claim, and of the claimant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the claimant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Policy provisions upon which the denial is based;

(iii) a description of any additional information or material that the Claims Manager needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Claims Manager’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in (d) below.

This notice of denial will be given to the claimant within ninety (90) days after the Claims Manager receives the claim, unless special circumstances require an extension of time, in which case, the Claims Manager has up to an additional ninety (90) days for processing the claim. If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Claims Manager is to render its decision on the claim.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom a claim for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Claims Manager within sixty (60) days after the claim is denied. A request for a review shall be in writing and shall be sent to the address set forth above. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant feels are pertinent. The claimant (or the claimant’s representative) shall have the opportunity to submit (or the Claims Manager may require the claimant to submit) written comments, documents, records, and other information relating to the claimant’s claim. The claimant (or the claimant’s representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or the claimant’s representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Claims Manager will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the claimant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Claims Manager expects to render its decision on the review. The Claims Manager will give prompt, written or electronic notice of its decision to the claimant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Claims Manager confirms the denial of the claim for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the claimant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Policy provisions upon which the denial is based;

(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and

(iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Claims Manager will establish rules and procedures, consistent with this Policy and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Claims Manager may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the claimant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under this Policy may be brought until the claimant (i) has submitted a written claim for benefits in accordance with the procedures described by (a) above, (ii) has been notified by the Claims Manager that the claim is denied, (iii) has filed a written request for a review of the claim in accordance with the appeal procedure described in (c) above, and (iv) has been notified that the Claims Manager has denied the appeal. Notwithstanding the foregoing, if the Claims Manager does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Appendix B, the Participant may bring legal action for benefits under this Policy pursuant to Section 502(a) of ERISA. In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under this Policy be commenced later than the earlier of: (i) one year after the date on which the claimant receives a decision from the Claims Manager regarding the claimant’s appeal; and (ii) the date otherwise prescribed by applicable law.